EXHIBIT 2.4

                  INSTRUMENT OF ASSUMPTION OF LIABILITIES


     This Instrument of Assumption of Liabilities dated as of April 30, 1998, is made by Keane, Inc., a Massachusetts corporation (the "Buyer"), in favor of GSE Erudite Software, Inc. a Delaware corporation (the "Seller"). All capitalized words and terms used in this Instrument of Assumption of Liabilities and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated as of April 30, 1998, among the Seller, the Buyer and GSE Systems, Inc. (the "Agreement").

     WHEREAS, pursuant to the Agreement, the Seller has agreed to sell, transfer, convey, assign and deliver to the Buyer substantially all of the assets and business associated with the Seller referred to in the Agreement; and

     WHEREAS, in partial consideration therefor, the Agreement requires the Buyer to assume certain of the liabilities of the Seller;

     NOW, THEREFORE, in consideration of the mutual promises set forth in the Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Buyer hereby agrees as follows:

     1. The Buyer hereby assumes and agrees to perform, pay and discharge all of the Assumed Liabilities set forth on Schedule 1.3 hereto.

     2. Notwithstanding the foregoing, the Buyer does not assume or agree to perform, pay or discharge, and the Seller shall remain unconditionally liable for, all obligations, liabilities and commitments, fixed or contingent, of the Seller other than the Assumed Liabilities.

     3. Nothing contained herein shall require the Buyer to perform, pay or discharge any liability, obligation or commitment expressly assumed by the Buyer herein so long as the Buyer in good faith contests or causes to be contested the amount or validity thereof, subject, however, to the provisions of Paragraph 6 below.

     4. Nothing herein shall be deemed to deprive the Buyer of any defenses, set-offs or counterclaims which the Seller may have had or which the Buyer shall have against anyone other than the Seller with respect to any of the obligations, liabilities and commitments hereby assumed (the "Defenses and Claims"). The Seller hereby transfers, conveys and assigns to the Buyer all Defenses and Claims and agrees to cooperate with the Buyer to maintain, secure, perfect and enforce such Defenses and Claims, including the signing of any documents, the giving of any testimony or the taking of any such other action as is reasonably requested by the Buyer in connection with such Defenses and Claims.

     5. It is expressly understood and agreed that all liabilities, obligations and commitments not assumed hereunder by the Buyer pursuant to Paragraph 1 above shall remain the sole obligation of the Seller and its respective successors and assigns.

     6. The Buyer agrees to indemnify and hold harmless the Seller from and against all claims, damages, losses, liabilities, costs and expenses, including without limitation reasonable attorneys' fees, with respect to the failure of the Buyer to pay, discharge or otherwise satisfy or perform, when due, the liabilities, obligations and commitments hereby assumed by the Buyer. The Seller shall give prompt written notice to the Buyer of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Paragraph 6 may be sought. Within 20 days after delivery of such notification, the Buyer may, upon written notice thereof to the Seller, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Seller. If the Buyer assumes control of such defense as provided in this Paragraph 6, the Seller shall provide the Buyer with reasonable assistance in connection therewith, including but not limited to reasonable access to documentation and personnel. If the Buyer does not so assume control of such defense, the Seller shall control such defense. The Seller shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Buyer, which shall not be unreasonably withheld. The Buyer shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Seller, which shall not be unreasonably withheld.

     7. The Buyer, by its execution of this Instrument of Assumption of Liabilities, and the Seller, by its acceptance of this Instrument of Assumption of Liabilities, each hereby acknowledges and agres that neither the representations and warranties nor the rights, obligations or remedies of either party under the Agreement shall be deemed to be enlarged, modified or altered in any way by such execution and acceptance of this instrument.

     IN WITNESS WHEREOF, the Buyer and the Seller have caused this instrument to be duly executed under seal as of the date first above written.

                                       KEANE, INC.



                                       By: /s/ Wallace A. Cataldo
                                           ----------------------

                                       Title: Vice President - Finance
                                              ------------------------

[Corporate Seal]


Attest:


/s/ Brian T. Keane
------------------



ACCEPTED:

GSE ERUDITE SOFTWARE, INC.


By: Eugene D. Loveridge
    -------------------
Title: President
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